Exhibit 10.9
DIRECTOR COMPENSATION POLICY
          Effective upon the closing of the initial public offering of IronPlanet, Inc., a Delaware corporation (the “Company”), non-employee directors of the Company shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:
Cash Compensation
          Annual Retainer
          Each non-employee director shall be entitled to an annual cash retainer in the amount of $20,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a quarterly basis in arrears, subject to the non-employee director’s continued service to the Company as a non-employee director on such date. Such amounts shall be prorated in the case of service for less than the entire quarter.
          Annual Retainer for Board Committee Chairpersons
          In addition to the Annual Retainer, a non-employee director who serves as the Chair of the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee shall be entitled to an additional annual cash retainer in the amount of $12,000 (in the case of the Chair of the Audit Committee), $9,000 (in the case of the Chair of the Compensation Committee) or $5,000 (in the case of the Chair of the Nominating and Corporate Governance Committee) (the “Committee Chair Retainers”), irrespective of the number of committees on which such non-employee director services as Chair. The Company shall pay the Committee Chair Retainers on a quarterly basis in arrears, subject to the non-employee director’s continued service to the Company as Chair of such committee on such date. Such amounts shall be prorated in the case of service for less than the entire quarter.
          Annual Retainer for Board Committee Members
          In addition to the Annual Retainer, a non-employee director who serves as a member of the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee shall be entitled to an additional annual cash retainer in the amount of $6,000 (in the case of a member of the Audit Committee), $4,500 (in the case of a member of the Compensation Committee) or $2,500 (in the case of a member of the Nominating and Corporate Governance Committee) (the “Committee Member Retainers”), irrespective of the number of committees on which such non-employee director services as a member. The Company shall pay the Committee Member Retainers on a quarterly basis in arrears, subject to the non-employee director’s continued service to the Company as Chair of such committee on such date. Such amounts shall be prorated in the case of service for less than the entire quarter.

Equity Compensation
Initial Equity Award for New Directors
          On the date a new director becomes a member of the Board, each such non-employee director shall automatically receive a grant of an option to purchase 50,000 shares of the Company’s common stock (an “Initial Option”), at an exercise price equal to the fair market value of the common stock on the date of grant. The Initial Option is subject to vesting over a period of three years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting date. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Option.
Annual Award for Continuing Board Members
          Each continuing non-employee director shall automatically receive an annual grant of an option to purchase 12,000 shares of the Company’s common stock (an “Annual Option”), at an exercise price equal to the fair market value of the common stock on the date of grant which shall be the date of each Company annual meeting of stockholders, beginning in 2011. The Annual Option for continuing Board members shall vest as to 100% of the shares subject to the award on the earlier of (i) the one year anniversary of the date of grant of the award and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date. A non-employee director will receive an Annual Option only if he or she has served on the Board for at least the preceding six (6) months.
Provisions Applicable to All Equity Compensation Awards
          Each Initial Option and Annual Option shall be subject to the terms and conditions of the Company’s 2010 Equity Incentive Plan (the “Plan”) and the terms of the Stock Option Agreement entered into by the Company and such director in connection with such award. For purposes of this Director Compensation Policy, “fair market value” shall have the meaning as set forth in the Plan. Furthermore, all vesting for any such awards to Board members shall terminate, and all such awards shall be fully vested, upon a “Change of Control” as defined in the Plan.
Expense Reimbursement
          All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.
Adopted February 11, 2010

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